EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of April 28, 1998, by and between The Reader's Digest Association, Inc., a Delaware corporation (the "Company"), and Thomas O. Ryder (the
"Executive") (hereinafter collectively referred to as "the parties").

     WHEREAS, the Executive has been a senior executive of a Fortune 100 company; and

     WHEREAS, the Board of Directors of the Company (the
"Board") has determined that it is in the best interests of the Company and its stockholders to secure the services and employment of the Executive and the Executive is willing to render such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties, the parties agree as follows:

     1.  Term.  Unless terminated earlier as provided in
Section 10 hereof, the initial term of employment under this Agreement shall be for the period commencing on the date first above written (the "Commencement Date") and ending on the third anniversary of the Commencement Date (the "Initial Term"); provided, however, that, upon the expiration of the Initial Term, the term of employment under this Agreement automatically shall be extended for a period of one (1) year and again for successive one-year periods on each anniversary thereof (each a "Renewal Term"), unless either the Company or the Executive shall have given written notice to the other at least ninety
(90) days prior to the end of the Initial Term or a Renewal Term that the term of employment under this Agreement shall not be so extended or the term of employment under this Agreement shall have expired earlier as provided in Section 10 hereof. Executive's term of employment hereunder shall be defined as the "Employment Term".

     2.  Employment.

          (a) Positions. As of the Commencement Date, the Executive shall be employed as the Chairman of the Board and the Chief Executive Officer of the Company. In such positions, the Executive shall perform the duties, undertake the responsibilities and exercise the authority in accordance with the By-laws of the Company, the Company's Guidelines on Governance, as may be in effect from time to time, and under the general supervision of the Board. A copy of the current Guidelines on Governance (April 1998) has been provided to the Executive. The Executive shall comply with the Company's Proprietary Information Policy, subject to Section 14(a) hereof, and the Company's Code of Conduct. The Executive shall report directly to the Board. Subject to commencement of employment hereunder, the Executive has been elected by the Board as a director and, during the Employment Term, the Company shall nominate the Executive as a member of the Board for election at each of the Company's annual meetings of stockholders.

          (b) Obligations. The Executive agrees to devote his full business time and attention to the business and affairs of the Company and its subsidiaries. The foregoing, however, shall not preclude the Executive from serving on corporate, civil or charitable boards or committees or managing personal or family investments or affairs, so long as these activities do not interfere with the performance of the Executive's responsibilities hereunder or, if they do, are otherwise approved by the Board. The Executive shall notify the Board prior to accepting any position as a director of a for-profit corporate entity and may request formal Board approval of such or any other activity.

     3. Base Salary. The Company agrees to pay or cause to be paid to the Executive during the term of this Agreement a base salary at the rate of $700,000 per year or such larger amount as the Board may from time to time determine (the "Base Salary"); provided, however, that the Board shall not be required to review the Base Salary until August 1999. The
Base Salary shall be payable in accordance with the Company's customary practices applicable to its senior executives.

     4. Annual Incentive Award. As of July 1, 1998, the Executive shall be entitled to participate in the Company's Management Incentive Compensation Plan (or any successor annual incentive plan) and any other incentive plan (whether annual or long term) adopted by the Company on terms and conditions at least as favorable as those generally applying to other senior executives of the Company. The Executive's target award under any plan shall be determined in accordance with the Company's policy generally applicable to its senior executives, but in no event shall the target under the Management Incentive Compensation Plan (or any successor annual incentive plan) for the Company's 1999 fiscal year be less than six hundred sixty-two thousand dollars ($662,000).

     5.  Equity Compensation.

         (a)       The Executive shall be entitled to
participate in the Company's 1994 Key Employee Long Term Incentive Plan (the "KELTIP") (or any successor long-term incentive plan) and any other equity plan adopted by the Company on terms and conditions at least as favorable as those generally applying to other senior executives of the Company. Subject to Section 9(e) below, if applicable, as of the Commencement Date, the Company has granted the Executive stock options in respect of 250,000 shares of the Company's Class A nonvoting common stock ("Common Stock") in respect of the Company's fiscal year 1999 at an exercise price equal to the "fair market value," as defined in Section 2.10 of the KELTIP, of Common Stock on the New York Stock Exchange (the "Fair Market Value") on the Commencement Date (the "Initial Grant"). This option is granted under the KELTIP and pursuant to the terms and conditions set forth in Exhibit A. The Initial Grant is not intended to be a "mega grant" and the number of shares in respect of which this option is granted shall have no bearing on the number of shares in respect of which stock options are granted to the Executive in the future.

         (b)  The Executive shall not be entitled to
participate, through the Company's fiscal year 2001, in the Company's ongoing retention program pursuant to which certain executives receive grants of restricted stock.

     6. Retirement Plans. The Executive shall be entitled to participate in the Company's Retirement Plan, the Company's Excess Benefit Retirement Plan and the Company's 1992 Executive Retirement Plan (collectively, the "Retirement Plans") on terms and conditions at least as favorable as those generally applying to other senior executives of the Company and, in addition, shall have the rights set forth in Section 12(c).

     7. Employee Benefits. The Executive shall be entitled to participate in all employee benefit and payroll plans, practices and programs (including fringe benefits and perquisites) maintained by the Company and generally made available to senior executives as may be in effect from time to time (collectively, "Benefit Plans"). The Executive's participation in these Benefit Plans shall be on terms and conditions at least as favorable as those generally applicable to other senior executives of the Company or any of its subsidiaries.

     8.  Other Benefits.

          (a) Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties or for promoting, pursuing or otherwise furthering the business or interests of the Company and its subsidiaries.

          (b) Office and Facilities. The Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of his duties.

          (c) Vacation. The Executive shall be entitled to annual vacation in accordance with the policies as periodically established by the Board for other senior executives of the Company, but in no event less than four (4) weeks per year.

     9. Replacement Compensation. To partially compensate the Executive for the stock options, restricted stock and other equity-based and cash compensation forfeited as a result of the Executive's terminating his prior employment, the Executive shall receive the following:

          (a) Vested Stock Options. Subject to (e) below, if applicable, as of the Commencement Date, the Company has granted the Executive stock options in respect of 470,000 shares of the Company's Class A nonvoting common stock ("Common Stock"). The stock options shall be granted at an exercise price equal to Fair Market Value on the Commencement Date and shall be immediately vested and fully exercisable. The stock options shall be granted under the KELTIP and pursuant to the terms and conditions set forth in Exhibit B.

          (b) Unvested Stock Options. Subject to (e) below, if applicable, as of the Commencement Date, the Company has granted the Executive stock options in respect of 360,000 shares of Common Stock. The stock options shall be granted at an exercise price equal to Fair Market Value on the Commencement Date. The stock options shall be granted under the KELTIP and pursuant to the terms and conditions set forth in Exhibit C.

          (c) Restricted Stock. As of the Commencement Date, the Company has granted the Executive 358,000 shares of restricted Common Stock. The restricted stock shall be granted under the KELTIP and shall be issued pursuant to the terms and conditions set forth in Exhibit D.

          (d) Cash Payment. No later than September 30, 1998, the Company shall pay to the Executive an amount in cash equal to $350,000.

          (e) Other Grant Related Provisions. The Company represents that it has an adequate number of shares available under the KELTIP to grant the stock options and restricted stock provided in this Section 9 and the Initial Grant under
Section 5. The Company further represents that it has amended the KELTIP: (i) subject to approval of its stockholders, to increase the annual fiscal year limit on stock option grants to any individual to a number adequate to make the grants provided hereunder; and (ii) to permit, subject to the approval of the Compensation and Nominating Committee, nonqualified stock options to be transferable to members of an employee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. The Company agrees to submit the amendment of the annual fiscal year limit (the "Increased Limit") to the stockholders for their approval pursuant to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), at a meeting to be held prior to December 31, 1998. To the extent the grant of any stock options under this Section 9 or the Initial Grant under Section 5 would exceed the current annual fiscal year limit (prior to the amendment to the Increased Limit), such grant shall be subject to approval of the Increased Limit by the stockholders as provided in this
Section 9(e). The grants shall be deemed granted in the following order for purposes of determining when the current annual fiscal year limit shall be exceeded and which options are subject to shareholder approval: Section 9(a), Section 9(b), the Initial Grant under Section 5. With regard to the grants under the KELTIP, the Company agrees to file and maintain effective a Form S-8 (or successor) registration statement.

     10. Employment Term. The "Employment Term" shall mean the period beginning on the Commencement Date and ending on the earliest of the following to occur:

          (a) the death of the Executive;

          (b) the Disability (as defined in Section 11(a)) of the Executive;

          (c) the termination of the Executive's employment by the Company for Cause (as defined in Section 11(b));

          (d) the termination of the Executive's employment by the Executive for Good Reason (as defined in Section 11(c));

          (e) the termination of the Executive's employment by the Executive without Good Reason;

          (f) the termination of the Executive's employment by the Company other than a termination by the Company for Cause or Disability;

          (g) the termination of the Executive's employment by mutual agreement of the Company and the Executive; and

          (h) the expiration of the Initial Term or, in the event the Initial Term is extended pursuant to Section 1 on any one or more occasions, the expiration of the last of any Renewal Terms.

     11. Termination.

          (a) Disability. The Company may terminate the Executive's employment after having established the Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under this Agreement which either (i) has continued for a period of at least one hundred eighty (180) consecutive days or (ii) has continued for a period of at least ninety (90) consecutive days and with regard to which a doctor mutually agreeable in good faith to the Company and the Executive has certified that such infirmity is likely to continue to impair Executive's ability to substantially perform his duties under this Agreement for another ninety (90) consecutive days (provided that, if such termination would in any manner impair Executive's right to short term or long term disability benefits, Executive may then be placed on paid leave upon such certification but not terminated until the end of the aforesaid one hundred eighty
(180) day period).

         (b) Cause. The Company may terminate the Executive's employment for Cause or without Cause. "Cause" shall mean:
(i) for purposes of Exhibits B, C and D (x) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's business or reputation or (y) repeated material violations by the Executive of his obligations under Section 2 of this Agreement which violations are willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation and as to which material violations the Board has notified the Executive in writing; and
(ii) for all other purposes (x) willful and continued failure to attempt to adequately perform substantially all of the Executive's duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure has continued for a period of at least twenty (20) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform; (y) willful engagement in conduct with regard to the Company or its business which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (z) a conviction of, or pleading of nolo contendere by the Executive to a felony (other than solely a traffic violation, but not excluding other felonies resulting from such violation). No act, nor failure to act, on the Executive's part shall be considered "willful" unless he has acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company. Any termination for Cause shall procedurally be done as follows: a termination for Cause shall be evidenced by a resolution adopted in good faith by two-thirds (2/3) of the Board that the Executive performed one of the acts specified above; provided, however, that no termination of the Executive's employment shall be for Cause unless (x) there shall have been delivered to the Executive a copy of a written notice setting forth the acts (or failures to act) by Executive that give rise to a finding of Cause and
(y) the Executive shall have been provided an opportunity on at least seven (7) days' notice to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires). For purposes of this subparagraph (b), the term "Company" shall include the Company and its subsidiaries.

          (c) Good Reason. The Executive may terminate his employment for Good Reason or without Good Reason. "Good
Reason" shall mean the occurrence of any of the following without Executive's express written consent:

               (i) the assignment to Executive of any duties materially inconsistent with his current position, duties, responsibilities and status with the Company, or a material change or a substantial diminution in his then current authority, reporting responsibilities, titles or offices (it being acknowledged, without limiting in any manner the foregoing, that being chairman and chief executive officer of a nonpublic entity is a material diminution), or removal from or failure to re-elect Executive to any such position or office, except in the event of a termination of his employment for Cause, death, Disability, written mutual agreement or mandatory retirement in accordance with Company policies at or after age sixty-five (65);

               (ii)     a reduction by the Company in
Executive's Base Salary, unless such reduction is part of and consistent with a good faith management-wide or Company-wide cost cutting program, and then only if the percentage of his reduction is no greater than that of the other management personnel;

               (iii) a relocation of Executive to an office located anywhere other than within fifty (50) miles of his primary residence or away from the Company's executive offices, except for required travel on the business of the Company or any of its subsidiaries to an extent substantially consistent with his then current business travel obligations;

               (iv) the failure by the Company or any of its subsidiaries to continue in effect any compensation plan or Benefit Plan provided by the Company or any of its subsidiaries in which Executive is then participating, unless there shall have been instituted a replacement or substitute plan providing comparable benefits or unless such failure is part of and consistent with a good faith benefit discontinuance applicable to all of the management personnel of the Company and then only if the scope of the discontinuance with respect to Executive is no greater than that of the other management personnel;

               (v) the failure of the Company to obtain (and deliver to Executive) an agreement satisfactory to Executive from any successor to the Company to assume and agree to perform this Agreement. The Company shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses or assets of the Company to expressly assume and agree to perform this Agreement;

               (vi)     the material breach by the Company of
any material provision of this Agreement which remains uncured for thirty (30) days after written notice thereof has been given by the Executive to the Company; or

               (vii)    the failure of the stockholders of the
Company to approve the Increased Limit prior to December 31, 1998.

              Any notice of termination of employment by Executive for "Good Reason" shall be given within one hundred eighty (180) days after the occurrence of the "Good Reason."

          (d) Nonextension. A termination without Cause for purposes of this Agreement, any equity plan, any Benefit Plan or any other arrangement or plan of the Company shall include nonextension of the Employment Term as a result of a notice of nonextension given by the Company at any time prior to the Executive's sixty-fifth (65th) birthday; provided, however, that a termination of the Executive's employment by the Company on or after the date the Executive attains age sixty-five (65) shall not be a termination without Cause.

          (e) Notice of Termination. Any termination by the Executive or the Company shall be communicated by written Notice of Termination indicating the termination provision in this Agreement relied upon, if any, and the Date of Termination; provided, however, the Date of Termination shall in no event be earlier than ten (10) business days after the date on which such Notice of Termination is delivered pursuant to Section 21 of this Agreement.

          (f) Date of Termination. "Date of Termination" shall mean in the case of the Executive's death, his date of death, or in all other cases, the date specified in the Notice of Termination.

          (g) Executive's Obligation.  For a period of three
(3) years following termination of the Employment Term for any reason, the Executive agrees to use reasonable efforts to be available to the Company on a mutually agreeable basis with respect to providing information as to continuing and/or future matters which arose during Executive's employment or any other relationship with the Company and with which Executive was involved or otherwise had information, whether such matters are business-related or legal. Any such request by the Company shall be done in such manner as to be as unburdensome as reasonably possible on Executive.

          (h) Other Arrangements. The definition of "Cause" or "Good Reason" or the equivalencies of such terms under any equity plan, Benefit Plan or other plan, agreement or arrangement of the Company shall not be deemed to provide a basis for a Cause determination unless such Cause determination would exist and occur under this Agreement and Good Reason shall be deemed to exist thereunder if it would exist under this Agreement, provided that, other than with regard to the grants referred to in Section 9 hereto (which are to be based on the meaning of Cause as defined in Section 11(b)(i)), the reference shall be to Cause as defined in Section 11(b)(ii). The scope and definition of the non-competition clause under any equity plan, Benefit Plan or other plan, agreement or arrangement of the Company shall not be deemed to prohibit the Executive's actions or serve as a basis for any reduction or forfeiture of benefits or payments thereunder unless such actions violate Section 14(b) of this Agreement.

     12. Compensation and Benefits Upon Termination.

         (a)  Compensation Upon Termination.

              (i) Termination of Employment Without Cause or for Good Reason. Executive shall be entitled to the benefits provided under this Section 12(a)(i) only if: (x) the termination of his employment is by him for Good Reason, or the termination of his employment is by the Company, unless such termination is for Cause or Disability, as a result of the Executive's death, or at or after his sixty-fifth (65th) birthday; and (y) the Executive executes the General Waiver and Release of Claims attached as Exhibit E:

                   (1)  Promptly in a lump sum, any accrued
obligations, such as earned but unpaid salary, accrued but unused vacation in accordance with Company policy and unreimbursed expenses;

                   (2)  When otherwise due to other executives,
any incentive payment earned for any completed measuring period (with any requirement for any continued employment through the date of payment or any other date after the measuring period being disregarded or with any right of the Company to reduce such amount being disregarded in determining the amount earned);

                   (3)  When otherwise due to other executives,
an incentive payment in respect of any measuring period that is not completed as of the Date of Termination, determined as follows: (x) the incentive payment payable in respect of the full measuring period based on the Executive's target and actual results for the full measuring period, multiplied by (y) a fraction the numerator of which is the number of days that elapsed during the measuring period through the Date of Termination and the denominator of which is the number of days in the full measuring period. For purposes of this Section 12(a)(i)(3), any requirement for continued employment through the date of payment or any other date after the measuring period or any right of the Company to reduce such amount shall be disregarded in determining the amount payable;

                   (4)  An amount equal to the sum of:

                        (A)  three (3) times Executive's
highest annual rate of base salary in effect any time during the 12-month period prior to the Date of Termination (the
"Severance Base Salary"), plus

                        (B)  two (2) times the higher of the
following:  (x)    the highest amount paid to Executive under
the Company's Management Incentive Compensation Plan (or any successor annual incentive plan) (the "Annual Incentive Plan") for the three (3) plan years most recently ended prior to the Date of Termination; or (y) the originally approved target amount of the highest award under the Annual Incentive Plan outstanding on the Date of Termination, as such target amount may have been increased prior to the Date of Termination.

                        Any compensation received by Executive
or granted to Executive in lieu of an amount paid under the Annual Incentive Plan for any one-year period (whether in the form of restricted stock or otherwise) shall be deemed to be an amount paid to Executive under the Annual Incentive Plan for purposes of this Section 12(a)(i)(4). Any compensation receivable by Executive in lieu of an amount payable under the Annual Incentive Plan for any period shall be deemed to be an additional target amount for purposes of this Section. The amount of any non-cash compensation received or receivable shall be the greater of the fair market value of such compensation on the date of award or the cash amount that would have been received by Executive in lieu of such non-cash compensation.

                        One half of one year's Severance Base
Salary shall be paid to Executive in a lump sum within ten (10) days after his termination of employment and one half of one year's Severance Base Salary shall be paid to Executive in a lump sum at the end of the Severance Period, as defined in the next sentence. The aggregate remaining amount of severance payable under this Section 12(a)(i)(4) shall be paid in equal installments on a bi-weekly basis, commencing upon the Date of Termination over a two (2) year period (the "Severance Period");

                   (5)  The Company shall maintain in full
force and effect, for Executive's continued benefit during the Severance Period, all welfare benefit plans and programs or arrangements in which the Executive participated immediately prior to the Date of Termination, provided that his continued participation is possible under the general terms and conditions of such welfare plans and programs. In the event that Executive's participation in any such plan or program is barred, the Company shall provide Executive with benefits substantially equal to those which Executive would have been entitled to receive under such plans and programs had his participation not been barred; and

                   (6)  As otherwise provided in this Section
12.

              (ii) Termination by Company for Cause or
Voluntarily by Executive Without Good Reason. If Executive's employment is terminated for Cause or he leaves voluntarily without Good Reason, the Company shall pay Executive the amounts under Sections 12(a)(i)(1) and (2) and the Company shall have no further obligations to Executive under this Agreement. Executive shall receive whatever rights, payments or benefits that he is entitled to under any arrangement, contract, plan or grant with the Company, including any equity grant or Benefit Plan, and under the By-laws or Certificates of Incorporation of the Company ("Other Benefits"), so long as these rights, benefits or payments would be paid or provided even if the Executive's employment was terminated by the Company for Cause or voluntarily by the Executive without Good Reason.

              (iii) Termination by Death or Disability. If Executive's employment is terminated by his death or as a result of his Disability, the Company shall pay to the Executive or his estate the amounts due under Sections 12(a)(i)(1), (2) and (3) and shall pay the cost of COBRA continuation coverage for Executive (if a Disability termination) and his spouse and dependents while they are eligible for COBRA and the Company shall have no further obligations to Executive under this Agreement, except for the Other Benefits.

         (b)  Long-Term Incentive Plan Benefits.

              (i)  In the event of the termination of the
Executive's employment, Executive shall have the right to exercise his outstanding stock options and stock appreciation rights under the KELTIP or any successor long term incentive plan (the "Long Term Incentive Plan"): (x) with respect to the stock options granted pursuant to Sections 9(a), 9(b) and 5, in the manner and to the extent provided in Exhibits A, B and C, respectively; and (y) with respect to all other stock options and stock appreciation rights, in the manner and to the extent provided in the terms and conditions relating to such stock options and stock appreciation rights, except that if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, such stock options and stock appreciation rights shall continue to vest during the Severance Period and, upon completion of the Severance Period, shall vest and be exercisable as if the Executive's employment was terminated at that time by the Company without Cause or by the Executive with Good Reason.

              (ii) In the event of the termination of the Executive's employment, Executive's outstanding performance units, restricted stock and awards (other than stock options and stock appreciation rights) under the Long Term Incentive Plan shall (x) in the case of the restricted stock granted under Section 9(c), be treated in the manner provided in Exhibit D and (y) in all other cases, be treated in accordance with the terms and conditions relating to the performance unit, restricted stock or award, except that if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, (1) such performance units, restricted stock or awards (other than stock options and stock appreciation rights) shall continue to be outstanding and payable during the Severance Period as if the Executive's employment with the Company continued during the Severance Period and, if applicable, shall vest upon completion of the Severance Period in accordance with the terms of the award as if the Executive's employment was terminated at that time by the Company without Cause or by the Executive with Good Reason and (2) any such award that is based on a period of employment shall be payable on a prorated basis as if the Executive's employment had continued during the Severance Period.

              (iii) If any benefits due under this Section 12(b) cannot be paid under the existing or amended terms of an applicable plan or award agreement, the Company shall pay Executive the value of such benefits at the time they would otherwise be payable if they were payable under such terms.

         (c) Retirement Benefits. The Executive is hereby designated a participant in the Reader's Digest Association
Executive Retirement Plan (the "Executive Retirement Plan") under Article 2 thereof and as eligible for the enhanced severance benefit under such plan.

              (i)  In the event Executive's employment is
terminated on or after age sixty (60) for any reason other than for Cause, the Company shall pay Executive an amount equal to the difference between (x) the monthly retirement benefit Executive would accrue under The Reader's Digest Association, Inc. Retirement Plan (the "Retirement Plan"), the Excess Benefit Retirement Plan of The Reader's Digest Association, Inc. (the "Excess Benefit Retirement Plan") and the Executive Retirement Plan or replacements therefor based on his actual service with the Company plus, if the Executive's employment is terminated either by the Company without Cause or by the Executive for Good Reason, two (2) years, and (y) the amount that he actually receives under such plans. Any amount payable under this Section 12(c)(i) shall be payable at the same time, in the same form and subject to the same actuarial adjustments as such payments would have been made under the Retirement Plan, but shall not be subject to any requirements of eligibility, vesting, Board or other consents or any forfeitures under the Executive Retirement Plan.

              (ii) In the event the Executive's employment is terminated prior to age sixty (60) either by the Company without Cause or by the Executive for Good Reason, the Executive shall be credited with two additional years of credited service for all purposes (including eligibility and vesting) under the Retirement Plan, the Excess Benefit Retirement Plan and the Executive Retirement Plan. If, after taking into consideration such additional credited service, the Executive is not deemed to have been terminated after his Early Retirement Date (as defined in the Executive Retirement Plan), the Executive (or his beneficiary) shall receive a lump sum payment in the amount of the equivalent actuarial value (as determined under the Retirement Plan) of pension credits that would have been earned under the Executive Retirement Plan through the end of the Severance Period, without regard to vesting, eligibility or Board or other consents, with any such payment to be made within ninety (90) days of the end of the Severance Period. If, after taking into consideration the two additional years of credited service, the Executive is deemed to have been terminated after his Early Retirement Date (and, in fact, was terminated prior to age sixty (60)), the Executive shall receive the enhanced benefit determined under Article 4 of the Executive Retirement Plan in the form of an annuity in accordance with such plan rather than a lump sum. Any amount payable under this Section 12(c)(ii) shall be payable at the same time, in the same form and subject to the same actuarial adjustments as such payments would have been made under the Retirement Plan, but shall not be subject to any requirements of eligibility, vesting, Board or other consents or any forfeitures under the Executive Retirement Plan.

              (iii)     Subject to paragraph (iv) and (v)
below, in the event the Executive's employment is terminated prior to age sixty (60) for any reason other than by the Company without Cause or other than by the Executive for Good Reason, the Executive shall be entitled to receive benefits, if any, under the terms of the Retirement Plan, the Excess Benefit Retirement Plan and the Executive Retirement Plan that generally apply to other senior executives.

              (iv) In the event of the Executive's death, his spouse shall be entitled to the death benefit provided under
Article 6 of the Executive Retirement Plan (without regard to the five-year period of service requirement).

              (v) If the Executive's employment terminates by reason of Disability, he shall be entitled to the benefits provided under this Section 12(c) when the period of Disability ends.

         (d) Retiree Health Benefits. If the Executive's employment is terminated (i) on or after he has attained age sixty (60) for any reason other than for Cause or (ii) prior to age sixty (60) by the Company without Cause, by the Executive for Good Reason or as the result of Disability, the Executive shall be entitled to retiree health benefits under the Company's benefit plans. If the Executive's employment is terminated under any other circumstance, the Executive shall be entitled to retiree health benefits only as provided under the terms of the Company's benefit plans.

         (e) Profit-Sharing Plan. Executive's participation in The Reader's Digest Employees Profit-Sharing Plan and the Profit-Sharing Benefit Restoration Plan of The Reader's Digest Association, Inc. or replacements therefor (the "Profit-Sharing Plans") ceases upon his termination of employment with the Company. However, if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, he shall receive cash payments equal to the amounts that would have been contributed to his account had his employment with the Company continued for the Severance Period, with payments to be made to Executive by the Company at the time any contributions have been made for participants in the Profit-Sharing Plans and Executive shall be paid an amount in a lump sum promptly at the end of the Severance Period as if he was fully vested in the Profit-Sharing Plans (less any amount vested in the Profit-Sharing Plans).

         (f)  Other Plans.

              (i) The Reader's Digest Association, Inc. Severance Plan for Senior Management shall not apply to Executive. Any amounts under The Reader's Digest Association, Inc. Income Continuation Plan for Senior Management shall be adjusted so that, with regard to each type of payment or benefit thereunder and hereunder, Executive receives the greatest amount at the earliest time it would be made under either that plan or this Agreement.

              (ii) Any reference to a specific plan in this
Section 12 shall be deemed to include any similar plan or program of the Company or any of its subsidiaries then in effect that is the predecessor of, the successor to, or the replacement for, such specific plan.

         (g) Mitigation. All payments to Executive shall be made without any obligation to mitigate and the amounts shall not be offset or reduced by any amount Executive earns elsewhere (except that the welfare benefits provided hereunder shall be reduced by any similar benefits the Executive is entitled to receive from a subsequent employer). Other than as provided in Section 14(e) and if, and to the extent, the Company obtains a court ordered judgment against the Executive, no amount due to Executive nor any benefit under a Benefit Plan, including stock options and restricted stock, shall be reduced, suspended or offset as a result of any claim the Company may have against Executive or of any action of the Executive.

         (h) Death. In case of Executive's death while any amounts are still payable to him under this Section 12, the Company shall pay all such amounts to his designated beneficiary or, if none has been designated, to his estate as if the Executive had continued to live.

     13. Effect of a Change in Control.

         (a) Treatment of Equity-Based Awards. In the event of a Change in Control of the Company (as defined under the KELTIP (or successor long-term incentive plan)) during the Employment Term, the treatment of all stock options and restricted stock held by the Executive shall be governed by the terms of the plan under which the award was granted and the grant, provided that, subject to (b) below, the Executive shall immediately become fully vested in all stock options and restricted stock granted as of the Commencement Date.

          (b) Excise Tax. To the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax. Payments shall be reduced or eliminated in a manner that will result in the Executive receiving the largest amount of value after the cutback as of the date of the cutback. It is currently contemplated that this would be accomplished by first reducing or eliminating the portion of the Payments which are payable in cash and then by reducing, eliminating, not fully accelerating or delaying acceleration of vesting on options or other equity awards. The determination as to whether the Payments must be reduced, and the extent of any reduction, shall be made, at the expense of the Company, by the Company's auditors immediately prior to the Change in Control (or, if they are incapable of serving or decline to do so, by a "Big Six" accounting firm or nationally recognized compensation consulting firm), and such determination shall be final and binding on both parties unless reflecting an egregious and uncontestable error in interpretation or calculation, in which case upon reconsideration, such determination shall be final and binding. The foregoing procedures shall be deemed the only manner of good faith determination by the Company of any similar cutbacks under any Company plan or arrangement with a similar type provision. Notwithstanding the foregoing, in the event the Company revises or modifies its plans and arrangements as they generally apply to any other executive with regard to similar type of provisions, and under such alternative the Executive would net a greater amount after all taxes (including any income, payroll or excise tax), the foregoing provision shall not apply and, instead, such alternative provisions would apply.

     14. Executive Covenants.

          (a) Unauthorized Disclosure. The Executive shall not, during the Employment Term and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company, any of its subsidiaries or any of its affiliates or, during the Employment Term and in the Executive's good faith judgment, to a person to whom disclosure is reasonably necessary, appropriate or desirable in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company or any of its subsidiaries (including, but not limited to, any confidential information with respect to any of the Company's or any of its subsidiary's or affiliate's customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices); provided, however, that the term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or in the industry (other than as a result of disclosure by him in violation of this Section 14(a)). This confidentiality covenant has no temporal, geographical or territorial restriction. Except with regard to the entities covered by (b) below, the Company agrees that it will not assert "inevitable disclosure" of confidential information or a similar argument to attempt to limit Executive's activities with any other entity.

          (b) Non-Competition. During the Employment Term and for a period of (2) years thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of: (x) any of the companies identified on the list of competitors furnished to the Executive on the Commencement Date (the "List"); or (y) any entity that, after the date of this agreement, (i) becomes engaged, or seeks to become engaged, in a business that directly competes with a line of business of the Company or its subsidiaries, which line of business generated more than 15% of the consolidated revenues of the Company and its subsidiaries in the preceding fiscal year (the "15% Test") (If the Executive's employment terminates, the 15% Test will be based upon the fiscal year preceding such termination. Moreover, in the case of a Change in Control of the Company followed by a termination of the Executive's employment, the determination regarding the 15% Test will be based on the Company and its subsidiaries without regard to either the business or revenues of the acquiror.); and (ii) is, or seeks to be, a significant competitor of any material line of business of the Company or its subsidiaries (a "Competitor"). In determining whether or not a particular company hereafter is a Competitor, the companies specified on the List are examples of a Competitor. The foregoing shall not limit the Executive from serving as an executive of, or otherwise providing services to, a company which is on the List or is a Competitor so long as the Executive is not employed by, provide services to or supervise the activities of the Competitor or the Company that is on the List that directly competes with the Company. Furthermore, the "beneficial ownership" by the Executive of not more than one percent (1%) of the stock or of the debt of any of the foregoing entities shall not be a violation of this Section 14(b) and the foregoing limitation shall not include interests of Executive through mutual funds or investment partnerships, limited liability entities or similar investment vehicles in which he is a passive investor and owns less than five percent (5%) of the fund or entity.

          (c) Non-Solicitation. For a period of two (2) years after the end of the Employment Term, the Executive shall not:
(i) solicit, hire or identify for hire by any entity with which he is actively involved, any person who is, and at the time of his termination of employment was, a nonclerical employee of the Company or any of its subsidiaries; and (ii) either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, any of its subsidiaries or any of its affiliates, with any person who as of the end of the Employment Term and during the two-year period thereafter is a customer or supplier of the Company, any of its subsidiaries or any of its affiliates; provided, however, the foregoing shall not prohibit the Executive from conducting good faith commercial activities in the normal course.

          (d) Disparagement. For a period of one (1) year after the end of the Employment Term, the Executive shall not engage in a series of actions, including comments, materially disparaging the Company or any of its subsidiaries or any of their senior management, provided that the Executive may respond to disparaging statements about himself.

          (e) Remedies. The Executive agrees that any material breach of the terms of this Section 14 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Accordingly, the Executive agrees that, in the event of said material breach or any threat of material breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such material breach and/or threatened material breach and/or continued material breach by the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. In addition, in the event the Executive violates Section 14(b) during the period specified therein, the Company shall be entitled to discontinue all benefits or payments then being provided to Executive under this Agreement or any other Benefit Plan, including terminating the future exercisability of stock options or vesting of restricted stock. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Agreement, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of these covenants. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that the covenant should be interpreted and enforced to the maximum extent which the court or arbitrator deems reasonable.

          The provisions of this Section 14 shall survive any termination of the Employment Term, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 14; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this Section 14.

     15. Executive's Representation. The Executive represents to the Company that he has delivered to the Company or its representatives copies of the only agreements that he has entered into that limit his competitive activities, as well as a copy of the Code of Conduct (including a confidentiality provision, but no non-competition provision) that he has agreed to abide by. He further represents that, after discussions with his previous employer and conversations with his counsel, he believes, in good faith, that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with his previous employer.

     16. Legal Fees. The Company has required Executive to obtain counsel to assist him in negotiating this Agreement and believes it in the best interests of the Company that Executive have counsel. Accordingly, the Company shall promptly pay the legal fees and disbursements of counsel to Executive in connection with negotiating this Agreement and related matters (which fees shall be on a time charge basis at his counsel's normal billing rates) up to a maximum of fifty thousand dollars ($50,000).

     17. Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, local or other applicable taxes as shall be required pursuant to any law or governmental regulation or ruling.

     18. Duplicative Benefits. No benefit or payment provided to the Executive under this Agreement shall be duplicative of any other benefit or payment provided under this Agreement or any other plan, agreement or arrangement of the Company or any of its subsidiaries under which the Executive is a participant or party.

     19. Indemnification and Insurance. During the Employment Term and thereafter while any claim can be made against the Executive with regard to any action or inaction he took in connection with being an officer or director of the Company or any of its subsidiaries or in the service of the Company or any of its subsidiaries, the Company shall continue to cover him under the indemnity provision in the By-laws as they currently exist or, if hereafter amended to provide greater rights to any officer or director, as so amended and shall continue to cover him under officers and directors insurance to the greatest extent any other officer or director (either current or former) is covered.

     20. Successors and Assigns.

          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "Company" shall include any such successors and assigns to the Company's business and/or assets. The term "successors and assigns" shall only mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement), whether by merger, combination, operation of law or otherwise.

          (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution, or except as may otherwise be provided with regard to equity grants.
This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

     21. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

          To the Executive:

          Thomas Ryder
          [Address]

          To the Company:

          The Reader's Digest Association, Inc.
          Attn: Chairman, Compensation & Nominating Committee
          Reader's Digest Road
          Pleasantville, NY  10571

          With a copy to:

          The Reader's Digest Association, Inc.
          Attn: General Counsel
          Reader's Digest Road
          Pleasantville, NY  10571


     22. Legal Fees on Disputes. In the event that a claim for payment or benefits under this Agreement or any other arrangement between the Executive and the Company is disputed or an action for injunctive relief or otherwise is brought in connection with Section 14 hereof, the Company shall pay all reasonable attorney fees and expenses incurred by Executive in pursuing such claim or in connection with such matter, provided that Executive is successful as to a meaningful part of the disputed claim or matter by reason of litigation, arbitration or settlement. The Company shall pay or reimburse Executive's legal fees on an ongoing basis within ten (10) days of submission of invoices, subject to an undertaking by Executive to repay such amounts promptly if it is ultimately found by a court or arbitrator that Executive was not entitled to such reimbursement.

     23. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement.

     24. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

     25. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     26. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties with respect to the subject matter of this Agreement.


         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                         THE READER'S DIGEST ASSOCIATION, INC.


                         By: /s/ GEORGE V. GRUNE
                         Name:   George V. Grune
                         Title:  Chairman and Chief Executive Officer

                         /s/  THOMAS O. RYDER
                              Thomas O. Ryder


                                 EXHIBIT A

              THE READER'S DIGEST ASSOCIATION, INC.
           1994 KEY EMPLOYEE LONG TERM INCENTIVE PLAN

  Annual Non-Qualified Stock Option Grant in Respect of Fiscal
                              1999
              (unvested compensatory stock options)

                      TERMS AND CONDITIONS

     This stock option grant (the "Option") from The Reader's Digest Association, Inc. (the "Company") to purchase 250,000 shares of its Class A Nonvoting Common Stock, $.01 par value (the "Common Stock"), is subject to the provisions of The Reader's Digest Association, Inc. 1994 Key Employee Long Term Incentive Plan (the "Plan") and the terms and conditions detailed below, which terms and conditions the Company represents are not in conflict with the Plan.

     1. Option Terms. Except as provided in this Paragraph 1 and Paragraphs 2, 3, and 4, this Option may not be exercised prior to April 28, 1999, and may not be exercised unless you have remained in the continuous employ of the Company, or any of its subsidiaries as designated by the Board of Directors of the Company under the Plan ("Designated Subsidiaries"), from the Grant Date until the date of exercise. This Option may be exercised from time to time on or after April 28, 1999, provided that the aggregate number of shares of Common Stock acquired pursuant to exercise of this Option is not in excess of:

          (i) on and after April 28, 1999, but before April 28,
2000, 25 percent of the total number of shares which may be purchased pursuant to this Option (62,500 shares);

          (ii)     on and after April 28, 2000, but before
April 28, 2001, 50 percent of the total number of shares which may be purchased pursuant to this Option (125,000 shares);

          (iii)    on and after April 28, 2001, but before
April 28, 2002, 75 percent of the total number of shares which may be purchased pursuant to this Option (187,500 shares); and

          (iv) on and after April 28, 2002, 100 percent of the total number of shares which may be purchased pursuant to this Option (250,000 shares).

          The "Grant Date" of the Option is April 28, 1998.
This Option expires at the close of business on April 28, 2008.

          Notwithstanding the foregoing, the Committee in its sole discretion after the grant may accelerate the exercisability of all or part of this Option to a date or dates no earlier than October 28, 1998.

     2. Change in Control. Notwithstanding the foregoing, you may exercise this Option, without regard to the percentage limitations of Paragraph 1, upon the occurrence of a "Change in Control" of the Company (as defined in the Plan), provided that your right to exercise this Option pursuant to this Paragraph 2 shall be subject to limitation by the Company in accordance with Section 12.3 of the Plan, as modified by Section 13(b) of the Employment Agreement.

     3.  Termination of Employment.

          (a) Retirement. If your employment terminates on or after age fifty-five (55) after at least five (5) years of employment by the Company and/or a Designated Subsidiary, this Option shall be fully vested and may thereafter be exercised by you for a period of three (3) years from the date of such termination of employment or until the expiration of the stated term of this Option, whichever period is shorter.

          (b) Total Disability. If your employment by the Company or a Designated Subsidiary terminates by reason of a total disability as defined in the Company's Long Term Disability Plan or by reason of your Disability as defined in your Employment Agreement, this Option shall be fully vested and may thereafter be exercised by you for a period of three
(3) years from the date of your termination of employment or until the expiration of the stated term of this Option, whichever period is shorter.

          (c) Death While Employed. If your employment with the Company or a Designated Subsidiary terminates by reason of your death, this Option shall be fully vested and may thereafter be exercised by the legal representative of your estate for a period of one (1) year from the date of your death or until the expiration of the stated term of this Option, whichever period is shorter.

          (d) Other Termination. If your employment by the Company or its Designated Subsidiary terminates (as defined in the Plan) for any reason other than as specified in subparagraphs (a), (b) or (c) above, this Option shall terminate on the date of your termination of employment, except that, if you were involuntarily terminated by the Company or a Designated Subsidiary without Cause (as defined in your Employment Agreement) or if you terminate your employment for Good Reason (as defined in your Employment Agreement), this Option shall continue to vest during the two-year period commencing on the date of such termination and, to the extent exercisable, this Option may be exercised for a period ending two (2) years and three (3) months after such termination of employment or for a period ending five (5) years after such termination of employment (if you meet the requirements of Paragraph 3(a) at the end of the Severance Period (as defined in your Employment Agreement) as if your employment with the Company continued during the Severance Period) or, if less, the balance of the stated term of this Option. Notwithstanding the foregoing, the Company may terminate the post-employment future vesting and future exercisability of this Option by written notice to you pursuant to Section 14(e) of your Employment Agreement because of a violation of Section 14(b) of your Employment Agreement.

     4. Death During the Extended Exercise Period. If you die within either of the three (3) year periods mentioned in Paragraphs 3(a) and (b) hereof, or within the period in Paragraph 3(d) hereof, this Option, to the extent unexercised, shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of twelve (12) months from the date of your death or until the expiration of the stated term of this Option, whichever period is shorter.

     5.  Exercise of Option.

         (a) Procedure. Subject to whatever installment exercise waiting periods apply hereunder, exercise of this Option, in whole or in part, shall be made by submitting to the Company written notice of exercise in the form of the exercise letter provided by the Company herewith, specifying the number of shares to be purchased, or by providing such telephonic or other notice as the Company shall specify. The exercise of this Option shall be effective on the first business date on which the Company receives due notice of exercise at the principal corporate offices of the Company in accordance with the procedures established by the Company. Payment for the shares of Common Stock may be made in cash and/or shares of Common Stock (accompanied by a stock power with your signature guaranteed) owned by you for at least six (6) months and for which you have good title, free and clear of any liens or encumbrances, by delivery of a properly executed exercise notice, together with a copy of irrevocable instruction to a New York Stock Exchange member brokerage firm to deliver promptly to the Company the amount of sale proceeds in payment of the purchase price or such other method as approved by the Committee. No shares of Common Stock shall be issued until payment therefor has been made.

         (b) Tax Withholding. All applicable withholding taxes either shall be paid by you directly to the Company in cash or shall be collected by the Company's reduction of the number of shares otherwise deliverable to you, in each case prior to the issuance of the Common Stock to be acquired by you upon exercise of this Option.

     6. Adjustments. If there is any change in the capital stock of the Company by reason of any stock dividend or distribution, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or any similar change affecting the capital stock of the Company as provided under the Plan, the Committee of the Board of Directors (as defined in the Plan) may make such adjustments as it may determine to be appropriate in accordance with the Plan and such determination shall be final and binding.

     7. Registration of Shares. The obligation of the Company to issue, sell and deliver shares under this Option shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering the shares to be so issued, and the receipt by the Company of an acknowledgment of receipt of a prospectus. Accordingly, shares will not be issued upon the exercise of the Option unless the Company has taken the steps necessary to comply with applicable law.

     8. Nontransferability. This Option is not transferable or assignable otherwise than by will or by the laws of descent and distribution and may be exercised only during your lifetime and only by you, except as provided in Paragraphs 3 and 4 hereof with respect to your death.

     9.  NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN,
THIS OPTION SHALL NOT BE EXERCISABLE AFTER THE EXPIRATION OF
TEN YEARS FROM THE GRANT DATE.

     10. Miscellaneous.

          (a) The Company shall have no obligation to notify you or your representative of the expiration of this Option.

          (b) This Option is subject to the detailed provisions of the Plan, a copy of which may be obtained from the office of the Secretary of the Company.

          (c) Nothing herein is intended to or shall give you any right or status of any kind as a shareholder of the Company in respect of any shares covered by this Option or entitle you to any dividends or other distributions thereon unless and until said shares shall have been registered in your name.

          (d) The granting of this Option does not confer upon you any right to continue in the employ of the Company or any of its Designated Subsidiaries.

          (e) This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal
Revenue Code of 1986, as amended.

          (f) Notwithstanding any other provision contained herein, this Option may also be exercised to the extent provided in any employee benefit plan of the Company.

                            EXHIBIT B

              THE READER'S DIGEST ASSOCIATION, INC.
           1994 KEY EMPLOYEE LONG TERM INCENTIVE PLAN

             Non-Qualified Stock Option Grant: 1998
               (vested replacement stock options)

                      TERMS AND CONDITIONS

     This stock option grant (the "Option") from The Reader's Digest Association, Inc. (the "Company") to purchase 470,000 shares of its Class A Nonvoting Common Stock, $.01 par value (the "Common Stock"), is subject to the provisions of The Reader's Digest Association, Inc. 1994 Key Employee Long Term Incentive Plan (the "Plan") and the terms and conditions detailed below, which terms and conditions the Company represents are not in conflict with the Plan.

     1. Option Terms. Except as provided in Paragraphs 2 and 3, this Option may be exercised at any time prior to its expiration and may be exercised only if you have remained in the continuous employ of the Company, or any of its subsidiaries as designated by the Board of Directors of the Company under the Plan ("Designated Subsidiaries"), from the Grant Date until the date of exercise. The "Grant Date" of the Option is April 28, 1998. This Option expires at the close of business on April 28, 2006.

     2.  Termination of Employment.

          (a) Retirement. If your employment terminates on or after age 55 after at least five (5) years of employment by the Company and/or a Designated Subsidiary, this Option may be exercised by you for a period of three (3) years from the date of such termination of employment or until the expiration of the stated term of this Option, whichever period is shorter.

          (b) Total Disability. If your employment by the Company or a Designated Subsidiary terminates by reason of a total disability as defined in the Company's Long Term Disability Plan or by reason of your Disability as defined in your Employment Agreement, this Option may be exercised by you for a period of three (3) years from the date of your termination of employment or until the expiration of the stated term of this Option, whichever period is shorter.

          (c) Death While Employed. If your employment with the Company or a Designated Subsidiary terminates by reason of your death, this Option may be exercised by the legal representative of your estate for a period of one (1) year from the date of your death or until the expiration of the stated term of this Option, whichever period is shorter.

          (d) Other Termination. If your employment by the Company or its Designated Subsidiary terminates (as defined in the Plan) for any reason other than as specified in subparagraphs (a), (b) or (c) above, this Option shall terminate on the date of your termination of employment, except that, if you were involuntarily terminated by the Company or a Designated Subsidiary without Cause (as defined in your Employment Agreement) or if you terminated your employment for Good Reason (as defined in your Employment Agreement), this Option may be exercised for a period ending two (2) years and three (3) months after such termination as an employee or for a period ending five (5) years after such termination of employment (if you meet the requirements of Paragraph 3(a) at the end of the Severance Period (as defined in your Employment Agreement) as if your employment with the Company continued during the Severance Period) or, if less, the balance of the stated term of this Option or the Company giving you notice under Section 14(e) of your Employment Agreement that it is terminating the exercisability of this Option because of a violation of Section 14(b) of the Employment Agreement.

     3. Death During the Extended Exercise Period. If you die within either of the three (3) year periods mentioned in Paragraphs 2(a) and (b) hereof or within the period in Paragraph 2(d) hereof, this Option, to the extent unexercised, shall thereafter be exercisable for a period of twelve (12) months from the date of your death or until the expiration of the stated term of this Option, whichever period is shorter.

     4.  Exercise of Option.

         (a) Procedure. Exercise of this Option, in whole or in part, shall be made by submitting to the Company written notice of exercise in the form of the exercise letter provided by the Company, specifying the number of shares to be purchased, or by providing such telephonic or other notice as the Company shall specify. The exercise of this Option shall be effective on the first business date on which the Company receives due notice of exercise at the principal corporate offices of the Company in accordance with the procedures established by the Company. Payment for the shares of Common Stock may be made in cash and/or shares of Common Stock (accompanied by a stock power with your signature guaranteed) owned by you for at least six (6) months and for which you have good title, free and clear of any liens or encumbrances, by delivery of a properly executed exercise notice, together with a copy of irrevocable instruction to a New York Stock Exchange member brokerage firm to deliver promptly to the Company the amount of sale proceeds in payment of the purchase price or such other method as approved by the Committee. No shares of Common Stock shall be issued until payment therefor has been made.

         (b) Tax Withholding. All applicable withholding taxes either shall be paid by you directly to the Company in cash or shall be collected by the Company's reduction of the number of shares otherwise deliverable to you, in each case prior to the issuance of the Common Stock to be acquired by you upon exercise of this Option.

     5. Adjustments. If there is any change in the capital stock of the Company by reason of any stock dividend or distribution, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or any similar change affecting the capital stock of the Company as provided under the Plan, the Committee of the Board of Directors (as defined in the Plan) may make such adjustments as it may determine to be appropriate in accordance with the Plan and such determination shall be final and binding.

     6. Registration of Shares. The obligation of the Company to issue, sell and deliver shares under this Option shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering the shares to be so issued, and the receipt by the Company of an acknowledgment of receipt of a prospectus. Accordingly, shares will not be issued upon the exercise of the Option unless the Company has taken the steps necessary to comply with applicable law.

     7. Nontransferability. This Option is not transferable or assignable otherwise than by will or by the laws of descent and distribution and may be exercised only during your lifetime and only by you, except as provided in Paragraphs 2 and 3 hereof with respect to your death.

     8.  NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN,
THIS OPTION SHALL NOT BE EXERCISABLE AFTER THE EXPIRATION OF
EIGHT YEARS FROM THE GRANT DATE.

     9.  Miscellaneous.

          (a) The Company shall have no obligation to notify you or your representative of the expiration of this Option.

          (b) This Option is subject to the detailed provisions of the Plan, a copy of which may be obtained from the office of the Secretary of the Company.

          (c) Nothing herein is intended to or shall give you any right or status of any kind as a shareholder of the Company in respect of any shares covered by this Option or entitle you to any dividends or other distributions thereon unless and until said shares shall have been registered in your name.

          (d) The granting of this Option does not confer upon you any right to continue in the employ of the Company or any of its Designated Subsidiaries.

          (e) This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal
Revenue Code of 1986, as amended.

          (f) Notwithstanding any other provision contained herein, this Option may also be exercised to the extent provided in any employee benefit plan of the Company.

                            EXHIBIT C

              THE READER'S DIGEST ASSOCIATION, INC.
           1994 KEY EMPLOYEE LONG TERM INCENTIVE PLAN

             Non-Qualified Stock Option Grant:  1998
               (unvested replacement stock option)

                      TERMS AND CONDITIONS

     This stock option grant (the "Option") from The Reader's Digest Association, Inc. (the "Company") to purchase 360,000 shares of its Class A Nonvoting Common Stock, $.01 par value (the "Common Stock"), is subject to the provisions of The Reader's Digest Association, Inc. 1994 Key Employee Long Term Incentive Plan (the "Plan") and the terms and conditions detailed below, which terms and conditions the Company represents are not in conflict with the Plan.

     1. Option Terms. Except as provided in this Paragraph 1 and Paragraphs 2, 3, and 4, this Option may not be exercised prior to April 28, 1999, and may not be exercised unless you have remained in the continuous employ of the Company, or any of its subsidiaries as designated by the Board of Directors of the Company under the Plan ("Designated Subsidiaries"), from the Grant Date until the date of exercise. This Option may be exercised from time to time on or after April 28, 1999, provided that the aggregate number of shares of Common Stock acquired pursuant to exercise of this Option is not in excess of:

          (i) on and after April 28, 1999, but before April 28,
2000, 33.33 percent of the total number of shares which may be purchased pursuant to this Option (120,000 shares);

          (ii)     on and after April 28, 2000, but before
April 28, 2001, 66.67 percent of the total number of shares which may be purchased pursuant to this Option (240,000 shares);

          (iii) on and after April 28, 2001, 100 percent of the total number of shares which may be purchased pursuant to this Option (360,000 shares).

          The "Grant Date" of the Option is April 28, 1998.
This Option expires at the close of business on April 28, 2008.

          Notwithstanding the foregoing, the Committee in its sole discretion after the grant may accelerate the exercisability of all or part of this Option.

     2. Change in Control. Notwithstanding the foregoing, you may exercise this Option, without regard to the percentage limitations of Paragraph 1, upon the occurrence of a "Change in Control" of the Company (as defined in the Plan), provided that your right to exercise this Option pursuant to this Paragraph 2 shall be subject to limitation by the Company in accordance with Section 12.3 of the Plan, as modified by Section 13(b) of the Employment Agreement.

     3.  Termination of Employment.

          (a) Retirement. If your employment terminates on or after age fifty-five (55) after at least five (5) years of employment by the Company and/or a Designated Subsidiary, this Option shall be fully vested and may thereafter be exercised by you for a period of three (3) years from the date of such termination of employment or until the expiration of the stated term of this Option, whichever period is shorter.

          (b) Total Disability. If your employment by the Company or a Designated Subsidiary terminates by reason of a total disability as defined in the Company's Long Term Disability Plan or by reason of your Disability as defined in your Employment Agreement, this Option shall be fully vested and may thereafter be exercised by you for a period of three
(3) years from the date of your termination of employment or until the expiration of the stated term of this Option, whichever period is shorter.

          (c) Death While Employed. If your employment with the Company or a Designated Subsidiary terminates by reason of your death, this Option shall be fully vested and may thereafter be exercised by the legal representative of your estate for a period of one (1) year from the date of your death or until the expiration of the stated term of this Option, whichever period is shorter.

          (d) Other Termination. If your employment by the Company or its Designated Subsidiary terminates (as defined in the Plan) for any reason other than as specified in subparagraphs (a), (b) or (c) above, this Option shall terminate on the date of your termination of employment except that, if you were involuntarily terminated by the Company or a Designated Subsidiary without Cause (as defined in your Employment Agreement) or if you terminate your employment for Good Reason (as defined in your Employment Agreement), this Option shall continue to vest during the two-year period commencing on the date of such termination and, to the extent not already vested, the portion of this Option that would have vested on April 28, 2001 (120,000 shares) will be vested as of the end of the two-year period, and this Option may be exercised for the lesser of the period ending two (2) years and three (3) months after such termination of employment or for a period ending five (5) years after such termination of employment (if you meet the requirements of Paragraph 3(a) at the end of the Severance Period (as defined in your Employment Agreement) as if your employment with the Company continued during the Severance Period) or, if less, the balance of the stated term of this Option or the Company giving you notice under Section 14(e) of your Employment Agreement that it is terminating the exercisability of this Option because of a violation of Section 14(b) of the Employment Agreement.

     4. Death During the Extended Exercise Period. If you die within either of the three (3) year periods mentioned in Paragraphs 3(a) and (b) hereof or within the period in Paragraph 3(d) hereof, this Option, to the extent unexercised, shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of twelve (12) months from the date of your death or until the expiration of the stated term of this Option, whichever period is shorter.

     5.  Exercise of Option.

         (a) Procedure. Subject to whatever installment exercise waiting periods apply hereunder, exercise of this Option, in whole or in part, shall be made by submitting to the Company written notice of exercise in the form of the exercise letter provided by the Company herewith, specifying the number of shares to be purchased, or by providing such telephonic or other notice as the Company shall specify. The exercise of this Option shall be effective on the first business date on which the Company receives due notice of exercise at the principal corporate offices of the Company in accordance with the procedures established by the Company. Payment for the shares of Common Stock may be made in cash and/or shares of Common Stock (accompanied by a stock power with your signature guaranteed) owned by you for at least six (6) months and for which you have good title, free and clear of any liens or encumbrances, by delivery of a properly executed exercise notice, together with a copy of irrevocable instruction to a New York Stock Exchange member brokerage firm to deliver promptly to the Company the amount of sale proceeds in payment of the purchase price or such other method as approved by the Committee. No shares of Common Stock shall be issued until payment therefor has been made.

         (b) Tax Withholding. All applicable withholding taxes either shall be paid by you directly to the Company in cash or shall be collected by the Company's reduction of the number of shares otherwise deliverable to you, in each case prior to the issuance of the Common Stock to be acquired by you upon exercise of this Option.

     6. Adjustments. If there is any change in the capital stock of the Company by reason of any stock dividend or distribution, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or any similar change affecting the capital stock of the Company as provided under the Plan, the Committee of the Board of Directors (as defined in the Plan) may make such adjustments as it may determine to be appropriate in accordance with the Plan and such determination shall be final and binding.

     7. Registration of Shares. The obligation of the Company to issue, sell and deliver shares under this Option shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering the shares to be so issued, and the receipt by the Company of an acknowledgment of receipt of a prospectus. Accordingly, shares will not be issued upon the exercise of the Option unless the Company has taken the steps necessary to comply with applicable law.

     8. Nontransferability. This Option is not transferable or assignable otherwise than by will or by the laws of descent and distribution and may be exercised only during your lifetime and only by you, except as provided in Paragraphs 3 and 4 hereof with respect to your death.

     9.  NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN,
THIS OPTION SHALL NOT BE EXERCISABLE AFTER THE EXPIRATION OF
TEN YEARS FROM THE GRANT DATE.

     10. Miscellaneous.

          (a) The Company shall have no obligation to notify you or your representative of the expiration of this Option.

          (b) This Option is subject to the detailed provisions of the Plan, a copy of which may be obtained from the office of the Secretary of the Company.

          (c) Nothing herein is intended to or shall give you any right or status of any kind as a shareholder of the Company in respect of any shares covered by this Option or entitle you to any dividends or other distributions thereon unless and until said shares shall have been registered in your name.

          (d) The granting of this Option does not confer upon you any right to continue in the employ of the Company or any of its Designated Subsidiaries.

          (e) This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal
Revenue Code of 1986, as amended.

          (f) Notwithstanding any other provision contained herein, this Option may also be exercised to the extent provided in any employee benefit plan of the Company.

                            EXHIBIT D

              THE READER'S DIGEST ASSOCIATION, INC.

                        RESTRICTED STOCK
                      TERMS AND CONDITIONS


         This grant of 358,000 shares (the "Restricted Stock") of Class A Nonvoting Common Stock, $.01 par value ("Common Stock") of The Reader's Digest Association, Inc. (the "Company") is subject to the provisions of The Reader's Digest Association, Inc. 1994 Key Employee Long Term Incentive Plan (the "Plan") and the terms and conditions detailed below, which terms and conditions the Company represents are not in conflict with the Plan.

     1. Grant of Shares Subject to Conditions and Restrictions. This grant of Restricted Stock is subject to the condition that you shall have delivered to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock. The Restricted Stock is also granted to you subject to the restrictions contained herein and in the Plan, which shall lapse after the expiration of period or periods described below (the "Restrictions").

     2.  Restrictions.

         (a) Transfer. Until the Restrictions have lapsed, as provided below, you may not anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Stock still subject to Restrictions without the written consent of the Company as authorized by its Board of Directors or the Committee (as defined in the Plan) under the Plan.

         (b) Forfeiture. Upon your termination of employment (as defined in the Plan) by the Company or any of its subsidiaries as designated by the Board of Directors of the Company under the Plan ("Designated Subsidiaries"), then except as provided in Paragraph 5 hereof, all Restricted Stock still subject to Restrictions shall be returned to or canceled by the Company, appropriately adjusted by the Committee pursuant to the Plan for any change in the capital stock of the Company by reason of any stock dividend or distribution, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any similar change affecting the capital stock of the Company, as provided under the Plan, which has occurred after the date hereof, and shall be deemed to have been forfeited by you.

     3. Lapse of Restrictions. Subject to prior lapse of Restrictions pursuant to Paragraphs 4 or 5 hereof, the Restrictions shall lapse with respect to one-sixth of the Restricted Stock (59,666 shares) on each of September 30, 1998, December 31, 1998 and December 31, 1999, and with respect to one-fourth of the Restricted Stock (89,501 shares) on each of June 30, 2000 and June 30, 2002, in each case provided that you have remained in the continuous employ of the Company or any of its Designated Subsidiaries through the relevant date. Notwithstanding the foregoing, the Committee may, in its sole discretion after the grant, accelerate the lapse of Restrictions as to some or all of the Restricted Stock to a date or dates no earlier than within six months from the date hereof.

     4. Change in Control. Notwithstanding the foregoing, the Restrictions applicable to all of the Restricted Stock granted hereunder shall lapse, without regard to the limitations of Paragraph 3, upon a "Change in Control" of the Company (as defined in the Plan), provided that the lapse of Restrictions pursuant to this Paragraph 4 shall be subject to limitation by the Company in accordance with Section 12.3 of the Plan, as modified by Section 13(b) of your Employment Agreement.

     5.  Termination of Employment.

         (a) Total Disability. If your employment by the Company or a Designated Subsidiary terminates by reason of a total disability as defined in the Company's Long Term Disability Plan or by reason of your Disability as defined in your Employment Agreement, the Restrictions shall lapse upon such termination of employment.

         (b) Death. If your employment by the Company or a Designated Subsidiary terminates by reason of your death, the Restrictions shall lapse upon your death.

        (c) Other Termination. If your employment by the Company or a Designated Subsidiary terminates for any reason other than total disability/Disability or death as provided in
(a) and (b) above, respectively, the provisions of Paragraph 2(b) above shall apply, except that, if you were involuntarily terminated by the Company or a Designated Subsidiary without Cause (as defined in your Employment Agreement) or if you terminate your employment for Good Reason (as defined in your Employment Agreement), the Restrictions shall continue to lapse in accordance with Paragraph 3 during the two-year period commencing on the date of such termination and, to the extent not already lapsed, the Restrictions that would have lapsed on June 30, 2002 (with respect to 89,501 shares of Restricted Stock) shall lapse as of the end of the two-year period. Notwithstanding the foregoing, the Company may terminate the post-employment future lapsing of Restrictions by written notice to you pursuant to Section 14(e) of your Employment Agreement because of a violation of Section 14(b) of your Employment Agreement.

     6. Adjustments. If there is any change in the capital stock of the Company as described in Paragraph 2(b), the term "Restricted Stock" shall include any shares or other securities that you receive or become entitled to receive as a result of your ownership of the original Restricted Stock, and the Committee may make any other adjustments as it may determine to be appropriate in accordance with the Plan, such determination to be final and binding.

     7. Restrictive Legend. Either a stock certificate will be issued in your name in respect of the Restricted Stock or the Restricted Stock will be issued in your name and maintained in non-certificated form. Any certificate for Restricted Stock will be inscribed with the following legend and such additional legend as may be required to comply with the Securities Act of 1933 or as otherwise permitted under the
Plan:

        "The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of The Reader's Digest Association, Inc. 1994 Key Employee Long Term Incentive Plan and an Agreement entered into between the registered owner (the Employee) and the Company dated April 28, 1998. Copies of such Plan and Agreement are on file at the principal office of the Company."

     8. Custody and Tax Withholding. Any stock certificates evidencing the Restricted Stock will be held in custody by the Company until the Restrictions thereon have lapsed and all applicable withholding taxes have been collected by (a) withholding and re-transferring to the Company or a Designated Subsidiary the appropriate number of shares necessary to cover the withholding taxes, (b) lump sum payroll deduction or (c) direct payment to the Company or a Designated Subsidiary. For purposes of tax withholding, shares of Restricted Stock shall be valued at their Fair Market Value (as defined in the Plan) on the date of the taxable event that gives rise to the tax withholding obligation.

     9. Compliance With Laws. The obligation of the Company to issue and deliver the Restricted Stock granted hereunder shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required, including, without limitation, if deemed advisable by the Committee upon the advice of counsel, the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering the shares to be so issued.

     10. Miscellaneous.

         (a) The Restricted Stock is subject to the detailed provisions of the Plan, a copy of which may be obtained from the Human Resources Department of the Company.

         (b) You shall have all of the rights and status as a stockholder of the Company in respect of the Restricted Stock, including tender, proxy and the right to receive dividends or other distributions thereon.

         (c) The granting of the Restricted Stock does not confer upon you any right to continue in the employ of the Company or any of its Designated Subsidiaries.


                            EXHIBIT E


              GENERAL WAIVER AND RELEASE OF CLAIMS

         In consideration of my being granted severance payments and certain other release based benefits to which I am not otherwise entitled unless I execute this release, I do hereby, for myself, my heirs, executors, and administrators, waive, remise, release and forever discharge The Reader's Digest Association, Inc., its subsidiaries and affiliates and their shareholders, directors, officers, employees, representatives, agents, partners, insurers and contractors (collectively, "RDA") of and from all claims and demands arising prior to this date of every name, type, act and nature arising or existing by reason of any known or unknown, past or present act or failure to act in connection with, arising out of, or related to my employment with the Company or termination of employment from the Company. This release is being provided as part of an agreement dated April 28, 1998 (the "Agreement"). I understand that, nothing herein shall be deemed to waive or release any of my rights or benefits as set forth in, or preserved by, the Agreement or my rights of indemnification and director and officer liability insurance under the Company's Certificate of Incorporation, the Company's By-laws, any agreement or at law.

         This General Waiver and Release of Claims includes, but is not limited to, any claims, demands, complaints, actions, or suits, which have or might have been asserted under federal, state or local statutes concerning civil rights, unlawful employment practices, wrongful discharge, or retaliatory discharge (including but not limited to claims under the Employee Retirement Income Security Act of 1974, as amended); Title VII of the Civil Rights Act of 1964, 42 U.S.C.
Section 1981; the Equal Pay Act of 1963; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Rehabilitation Act of 1973 (Sections 503 and 504); the Americans With Disabilities Act; Executive Order 11246, as amended, and the regulations thereunder, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the New York State Human Rights Law; and Article 20-C, Section 740 of the N.Y. Labor Law, Retaliatory Action By Employers, and any and all other claims which I now have regarding my employment and separation from employment with RDA or its affiliates.

         I acknowledge that I have been advised by RDA to consult an attorney prior to signing this General Waiver and Release of Claims, that I have been afforded an opportunity to be represented by counsel of my choice who has had an opportunity to reviews this General Waiver and Release of Claims and that I have had at least twenty-one (21) days to consider this release. I warrant that I am executing this document of my own free will, knowingly and voluntarily. I am not relying on any promises or representations made to me other than RDA's promises as set forth in the Agreement. In the event that any provision of this General Waiver and Release of Claims is held to be invalid, the remaining provisions shall continue to be valid and binding. This document is not an admission of liability or wrongdoing.

         I understand that I have seven (7) days following the signing of this General Waiver and Release of Claims to revoke it and this General Waiver and Release of Claims will not become effective or enforceable, and severance payments will not be made, until after that seven (7) day revocation period has elapsed.



WITNESS:                          Date:


(Witness' Signature                     (Employee's Signature)


(Printed Named)                    (Printed Name)

(Home Address)                     (Home Address)

HUMAN RESOURCES:
(Signature) (Represents Confirmation)


(Printed Name)